PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	August 1,	August 2,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$16,620	$(42,572)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	67,786	64,419
Consolidation, restructuring, and related charges (credit) and impairment of long-lived assets	(5,059)	11,975
Changes in assets and liabilities and other	(5,170)	7,785

Net cash provided by operating activities	74,177	41,607

Cash flows from investing activities:
Purchases of property, plant and equipment	(38,040)	(29,867)
Proceeds from sale of facility	12,880	-
Distribution from joint venture	-	5,000
Proceeds from sales of investments and other	288	996

Net cash used in investing activities	(24,872)	(23,871)

Cash flows from financing activities:
Repayments of long-term borrowings	(62,288)	(39,342)
Proceeds from long-term borrowings	28,680	27,204
Payments of deferred financing fees	(1,225)	(4,317)
Other	75	(88)

Net cash used in financing activities	(34,758)	(16,543)

Effect of exchange rate changes on cash	941	575

Net increase in cash and cash equivalents	15,488	1,768
Cash and cash equivalents, beginning of period	88,539	83,763

Cash and cash equivalents, end of period	$104,027	$85,531

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$35,735	$(18,712)
Change in capital lease obligation for purchases of property, plant and
equipment	$-	$(28,244)
Common stock warrants issuance and fair value adjustment	$-	$10,086